Exhibit 99.1

CurAegis Technologies, Inc.

CEO Update

October 1, 2018

Dear Shareholders,

As we previously announced, a major hydraulics manufacturer would come to Rochester the week of September 24th to evaluate our pump and motor technology. Our MOU with them stated that they would let us know if they wanted to proceed to negotiations within 30 days from the testing. Last week a group of their senior management and engineers from the US and Europe came to our headquarters in Rochester, NY. They informed us after the meeting that they want to start negotiations immediately for an agreement to form a relationship with us.

I want to make it clear that this is not a done deal and the “devil is in the details” of an agreement. However, that being said, we are very excited about the potential that this could create for Curaegis.

We have recently received questions from investors regarding the possible agreement. Consistent with CurAegis Code of Business Conduct, we will not comment on speculation regarding the possible agreement.  In addition, as a result of the above, CurAegis will observe a “quiet period” with respect to the possible agreement, beginning today and lasting until we have more to announce.

Thank you for your ongoing support and trust in our team.

Richard A. Kaplan

Chief Executive Officer

CurAegis Technologies, Inc.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System consists of real-time alertness monitoring utilizing the CURA app, the Group Wellness Index, and the Z-Coach wellness program and (ii) the Aegis hydraulic pump. The CURA System measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, the goal of which to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

 CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100